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                                                                     Exhibit 21



                Subsidiaries of FBR Asset Investment Corporation


Pegasus Capital Corporation, a Delaware corporation
FB TRS Holding, Inc., a Virginia corporation
FB TRS I, Inc., a Virginia corporation